Exhibit 99.2

CVS CORPORATION

RESTRICTED STOCK UNIT AGREEMENT

GRANT DATE: JANUARY ___, 200__

1.	Pursuant to the provisions of the 1997 Incentive Compensation Plan (hereinafter called the “Plan”) of CVS Corporation (hereinafter called the “Company”), on the date set forth above, the Company has awarded, and hereby evidences the award to “FirstName, LastName, Employee ID#” (hereinafter called the “Participant”), subject to the terms and conditions set forth or incorporated herein, ________Restricted Stock Units (“RSU”). The Plan is hereby made a part hereof and Participant agrees to be bound by all the provisions of the Plan. Capitalized terms not otherwise defined herein shall have the meaning assigned to such term in the Plan. On the Grant Date specified above, the Fair Market Value of a Share equals $_________.

2.	Each RSU represents a right to a future payment of one share (“Share”) of Common Stock ($.01 par value) of the Company. Except for required tax withholding, if applicable, such payment shall be in Shares.

3.	(a) To the extent dividends are paid on Shares while the RSUs remain outstanding and prior to the Settlement Date (as defined below), Participant shall be entitled to receive a cash payment in an amount equivalent to the cash dividends with respect to the number of Shares covered by the RSUs provided, however, that if such dividend is paid prior to an RSU’s vesting date, as set for the in Paragraph 4 below, the Participant shall not be entitled to any payment in respect of such dividend unless the Participant is still employed by the Company on such dividend payment date.

(b) Participant hereby agrees that prior to the Settlement Date, amounts may be withheld by the Company from the dividend equivalent amounts referred to in Paragraph 3(a) thereof in order to effect applicable tax withholding in respect of such dividend equivalent payments.

4.	Subject to the terms and conditions of the Plan and this Agreement, subject to Paragraph 5 below, and subject to Participant’s continued employment as of the relevant vesting date in accordance with Paragraph 2 above, Participant shall be entitled to receive (and the Company shall deliver to Participant) within 90 days following the relevant vesting date set forth below (such delivery date being hereafter referred to as the “Settlement Date”), the number of Shares underlying the RSUs as of the dates set forth below in accordance with the following schedule:

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1.	50% of the Shares underlying the RSUs on the third anniversary of the date of grant.

2.	50% of the Shares underlying the RSUs on the fifth anniversary of the date of grant, or attainment of age 55 by the Participant, whichever is later.

5.	In accordance with rules promulgated by the Committee, the Participant may elect to defer delivery of Shares in settlement of RSUs covered by this Agreement. Any such deferred delivery date elected by the Participant shall become the Settlement Date for purposes of this Agreement.

6.	Except as may be elected below by the Participant, on a vesting date or at the Settlement Date for any RSU, the number of Shares to be delivered by the Company to the Participant shall be reduced by the smallest number of Shares having a Fair Market Value at least equal to the dollar amount of Federal, State or local tax withholding required to be withheld by the Company with respect to such RSUs or such date.

7.	(a) Except as provided in paragraph 7(b) below, if Participant ceases to be employed by the Company or an affiliate of the Company, all RSUs not then vested in accordance with Paragraph 4, above, shall be immediately forfeited.

(b) In the event Participant ceases to be employed by the Company or any affiliate of the Company by reason of death, disability, Approved Early Retirement or Normal Retirement, RSUs not yet vested in accordance with Paragraph 4, will become immediately vested. In addition, to the extent provided in an employment or other agreement with Participant, if Participant’s employment ceases by reason of a Termination without Cause or a Constructive Termination without cause (as both shall be defined in such employment or other agreement with Participant) any RSUs not yet vested in accordance with Paragraph 4 shall be immediately vested.

(c) Notwithstanding the above, (i) the provisions of Section 10 of the Plan shall apply in the event of a Change of Control (as defined in such Section 10) and (ii) the provisions of Section 7(e)(iv) of the Plan shall apply.

(d) For purposes of this Section 7, transfer of employment of the Participant from the Company to an affiliate of the Company, transfer between affiliates, or transfer from an affiliate to the Company shall not be treated as a cessation of employment.

(e) For purposes of this Section 7:

         “Approved Early Retirement” shall mean the Participant’s voluntary termination of employment with the Company at or after attaining age 55 but prior to attaining age 60, if such termination is approved in advance by the Committee.

     “Normal Retirement” shall mean the Participant’s voluntary termination of employment with the Company at or after attaining age 60.

8.	An RSU does not represent an equity interest in the Company, and carries no voting rights. Participant shall have no rights of a shareholder with respect to the RSUs until the Shares have been delivered to Participant.

9.	Neither the execution and delivery hereof nor the granting of the award evidenced hereby shall constitute or be evidence of any agreement or understanding, express or implied, on the part of the Company or its affiliates to employ the Participant for any specific period.

10.	Any notice required to be given hereunder to the Company shall be addressed to the Company, attention Corporate Secretary, One CVS Drive, Woonsocket, RI 02895, and any notice required to be given hereunder the Participant shall be addressed to such Participant at the address as shown on the records of the Company subject to the right of either party hereafter to designate in writing to the other, some other address.

11.	All decisions and interpretations made by the Board of Directors or the Committee with regard to any question arising hereunder or under the Plan shall be binding and conclusive on all persons. In the event of any inconsistency between the terms hereof and the provisions of this Agreement and the Plan, this Agreement shall govern.

12.	By accepting this Award, Participant acknowledges receipt of a copy of the Plan, and agrees to be bound by the terms and conditions set forth in this Agreement and the Plan, as in effect from time to time.

13.	By accepting this Award, Participant further acknowledges that the Federal securities laws and/or the Company’s policies regarding trading in its securities may limit or restrict Participant’s right to buy or sell Shares, including, without limitation, sales of Shares acquired in connection with those RSUs. Participant agrees to comply with such federal securities law requirements and Company policies, as such laws and policies are amended from time to time.

14.	This Agreement shall be governed by the laws of the state of Rhode Island without giving effect to its choice of law provisions.

A.      Tax Withholding (check box if applicable)

☐     In lieu of having the number of Shares underlying the RSUs reduced, I hereby elect to pay to the Company any amount required to be withheld by the Company in connection with the vesting of the RSUs or delivery of Shares pursuant to the Agreement.

B.      Beneficiary

If Participant would like to designate a beneficiary to exercise rights under this RSU in the event of Participant’s death, please complete the designation in the space provided below.

Beneficiary: ______________________

Participant	CVS Corporation

___________________________	By:___________________________ Name: V. Michael Ferdinandi Title: Senior Vice President